The LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

November 14, 2003

The LB Series Fund, Inc.
625 Fourth Avenue South
Minneapolis, Minnesota 55415

Ladies and Gentlemen:

As counsel to LB Series Fund, Inc., a corporation organized under the laws of the State of Minnesota (the "Fund"), I have been asked to render an opinion in connection with Post-Effective Amendment No. 29 under the Securities Act of 1933 to the Registration Statement on Form N-1A (Securities Act File No. 33-3677) to be filed by the Fund with the Securities and Exchange Commission (as amended, the "Registration Statement").

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

  The Fund has been duly organized and is validly existing pursuant to the laws of the State of Minnesota;

  In its pre-effective Registration Statement, the Fund elected to register an indefinite number of shares pursuant to the provision of Rule 24f-2; and

  The shares of beneficial interest of the Portfolios which are described in the foregoing Registration Statement will, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of the sale, be legally issued, fully paid and non-assessable by the Fund.

I consent to this opinion being filed as an exhibit to the foregoing Registration Statement.

Sincerely,

/s/ Brett L. Agnew
Brett L. Agnew
Senior Counsel and Assistant Secretary